Exhibit 99.1

Bruker Corporation Announces the Appointment

of Dr. Gilles Martin to its Board of Directors

BILLERICA, Massachusetts, January 13, 2014 - Bruker Corporation (NASDAQ: BRKR) announced the election of Dr. Gilles Martin to its Board of Directors, effective as of today.

Dr. Martin is Chairman and Chief Executive Officer of the Eurofins Scientific Group, a Luxembourg-based international life-sciences company which provides a range of analytical testing services to clients across multiple industries.  Dr. Martin founded the original Eurofins Scientific Nantes food authenticity laboratory in 1988 and is a past President of the French Association of private analytical laboratories, and the North American Technical Committee for Juice and Juice Products.  Dr. Martin holds a Ph.D. in Statistics and Applied Mathematics and a Master of Science from Syracuse University.

Frank Laukien, Bruker’s President and CEO, stated: “It is my great pleasure to welcome Gilles Martin to the Bruker Board of Directors as an independent director.  I believe that Gilles will contribute strongly to the Bruker Board due to his tremendous entrepreneurial accomplishments at Eurofins, and with his in-depth knowledge of the environmental testing, food safety analysis and pharma CRO markets.”

Dr. Martin commented: “I am very excited to join the Board of Bruker, as the Company is expanding in the applied markets where I have extensive experience based upon my work at Eurofins.  I hope that my general business and specific industry expertise, combined with the good work already being done by Bruker in the applied and CRO markets, can contribute to further profitable growth and the creation of shareholder value at Bruker.”

About Bruker Corporation

Bruker is a leading provider of high-performance scientific instruments and solutions for molecular and materials research, as well as for IVD, industrial, security and applied markets.  For more information: www.bruker.com

About Eurofins Scientific

With 15,000 staff in more than 190 laboratories across 37 countries, Eurofins Scientific is a world leader in food and biopharma product testing. It is number one in the world in the field of environmental laboratory services and one of the global market leaders in agroscience, genomics, pharma discovery services and central laboratory services. Website: www.eurofins.com

Contact:
Joshua Young
Vice President, Investor Relations
Bruker Corporation
Tel: +1 (978) 663-3660, ext. 1479
Email: joshua.young@bruker.com